Exhibit 10.66

SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment (“Amendment”) to the Amended and Restated Employment Agreement by and between Natural Alternatives International, Inc., a Delaware corporation (“Company”), and Kenneth E. Wolf (“Employee”), dated effective as of October 1, 2015, and previously amended September 18, 2020, (“Agreement”), is made and entered into effective as of July 1, 2021. Unless otherwise defined herein, capitalized terms shall have the meanings given them in the Agreement.

1.          Pursuant to Section 4. a. of the Agreement Employee’s base salary is hereby increased to Four Hundred Fifty Thousand dollars ($450,000) per year.

2.         2.         Sub-sections 5. b. (i) and 5. b. (ii) of the Agreement are hereby amended to change the six months referenced in both subsections to one year.

3.         Sub-section 5 d. is hereby modified and replaced so it reads as follows, "Resignation or Retirement. This Agreement shall be terminated upon Employee’s voluntary retirement or resignation, and no severance benefit shall be due to Employee if Employee resigns or retires from employment at any time for other than Good Reason. “Good Reason” means a voluntary resignation that occurs not more than 90 days following the initial existence of one or more of the following conditions arising without the Employee’s consent, and the Company after receiving written notice thereof has not within 30 days of such notice cured one or more of the following conditions: (i) a material diminution in the Employee’s authority, duties, or responsibilities; (ii) a material diminution in the authority, duties, or responsibilities of the Chief Executive Officer, (iii) a requirement that the Employee report to someone other than the Chief Executive Officer and the Board of Directors; (iv) a material change in the geographic location at which the Employee must perform the services and/or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. In the event Employee resigns for Good Reason the amount, time and form of severance payment made because of a termination of employment under this Section 5 shall be the same as a payment made following a termination without Cause pursuant to sub-section 5. b."

4.         Sub-section 7. c. is hereby amended such that upon Employee's delivery to the Company of an executed Release, the amount of the Change in Control Severance Benefit shall be two (2) year's base salary, or such greater amount as the Board of Directors determines in the manner set forth in the Agreement.

Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

signatures on following page

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of July 8, 2021.

EMPLOYEE

/s/ Kenneth E. Wolf
Kenneth E. Wolf

COMPANY

Natural Alternatives International, Inc.,

a Delaware corporation

/s/ Mark A. LeDoux
Mark LeDoux, Chief Executive Officer

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